Exhibit 99.1

ATS Corporation Announces Financial Results for the First Quarter Ended March 31, 2010

•	Revenue of $30.5 million, up 12.4%
•	Fully Diluted EPS of $0.05, up 150%
•	EBITDA (1) of $3.2 million or an EBITDA margin of 10.5%, up 29%
•	Quarterly book to bill ratio of 2.1x
•	Backlog up 21% from December 31, 2009
•	Total debt of $19.0 million as of March 31, 2010, down $2.2 million from $21.2 million as of December 31, 2009
•	DSO of 64 days as of March 31, 2010, down from 79 days as of March 31, 2009

MCLEAN, VA – (PRNEWSWIRE) – April  28, 2010, ATS Corporation (“ATSC” or the “Company”) (NYSE AMEX: ATSC) a leading information technology company that delivers innovative technology solutions to government and commercial organizations, today announced operating results for the first quarter ended March 31, 2010.

First Quarter Results

ATSC reported revenue of $30.5 million for the first quarter of 2010. Revenue for the quarter increased by 12.4% over first quarter 2009 revenue of $27.2 million. Revenue from commercial contracts increased by $2.1 million to $6.5 million, or 47.7%. Revenue from civilian and defense contracts increased by $1.3 million to $24.0 million, or 5.3%.

Operating income for the quarter was $2.1 million and the net income for the quarter was $1.1 million or $0.05 per diluted share, compared to an operating income of $1.7 million and a net income of $426,000 or $0.02 per diluted share for the first quarter of 2009. EBITDA (1) was $3.2 million for the quarter, resulting in an EBITDA margin of 10.5%, compared to $2.5 million, or an EBITDA margin of 9.1% for the first quarter of 2009. ATSC’s quarter over quarter top-line growth is primarily attributed to increases in revenue at Fannie Mae and the Department of Housing and Urban Development (“HUD”). Quarter over quarter increases in operating income, net income and EBITDA were driven by continued realized efficiencies in the Company’s selling, general and administrative expenses with a higher level of revenue, as well as $495,000 in other income booked as a result of a favorable settlement on an acquisition-related indemnification claim.

Backlog as of March 31, 2010 was approximately $201.2 million, of which $59.7 million was funded, up 21% from $166.8 million as of December 31, 2009 and up 12% from $179.2 million as of March 31, 2009. Days sales outstanding (“DSO”) were 64 at the end of the first quarter of fiscal year 2010, down from 79 days as of March 31, 2009 and down from 66 days as of December 31, 2009.

As of March 31, 2010, ATSC’s balance sheet included debt of $18.1 million on its revolving credit facility and approximately $917,000 in promissory notes related to the acquisition of Number Six Software, Inc. Additionally, the balance sheet included $51.1 million in stockholders’ equity.

First Quarter Highlights and Management Comments

First quarter new bookings totaled $64.9 million, representing a significant increase in bookings from previous quarters and a book to bill ratio of 2.1x.  The largest competitive new awards received during the quarter were:

•
a $27.5 million, four-year contract with an agency within the Department of Defense to provide project management support, IT infrastructure operations and maintenance, information assurance and application software development and maintenance; and

•
a $21.4 million, five-year contract with the Nuclear Regulatory Commission (“NRC”)  to support NRC’s Program Management Methodology (“PMM”), the major NRC Program Offices, and to maintain NRC’s Rational Tools Suite.

ATSC President and Chief Executive Officer Dr. Edward H. Bersoff stated, “We delivered very strong year over year growth in revenue, EBITDA, and backlog in the first quarter of 2010, while further paying down our debt and repurchasing shares of our common stock. While we have continued to invest in business development, we have achieved above industry average EBITDA margins as we have done in previous quarters. With our growth and continued improvement in margins and DSOs, we were able to pay down another $2.2 million of debt this quarter as well as repurchase $455,000 of our stock. Furthermore, we are very pleased with the strong bookings in the first quarter resulting in a book to bill ratio greater than 2. We are also optimistic regarding a number of potential new awards in the next few months which should help continue this strong organic growth during 2010.”

Conference Call

ATSC will conduct a first quarter conference call on Wednesday, April 28, 2010 at 8:30 a.m. ET.  The dial-in number for the live teleconference is (866) 837-9781, conference ID # 1452453.  For international participants, please call into 011-800-4040-2020 and use the same conference ID #.  A recorded replay of the teleconference will also be available on the Company website (www.atsc.com) for one year from the conference call date.

About ATS Corporation

ATSC is a leading provider of software and systems development, systems integration, infrastructure management and outsourcing, information sharing, training and consulting to the Department of Defense, federal civilian agencies, public safety and national security customers, as well as commercial enterprises.  Headquartered in McLean, Virginia, the Company has more than 600 employees at 10 locations across the country.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 24, 2010. In addition, the forward-looking statements included in this press release represent our views as of April 28, 2010. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to April 28, 2010.

Additional information about ATSC may be found at www.atsc.com.

Company Contact:
Joann O’Connell
Vice President, Investor Relations
ATS Corporation
(571) 766-2400

Media Contact:
Penny Parker
Corporate Communications Manager
ATS Corporation
(571) 766-2400

(1)
EBITDA is a non-GAAP measure that is defined as GAAP net income plus other expense, interest expense, income taxes, and depreciation and amortization.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity.  Please refer to the table at the bottom of the statement of operations in this release that reconciles GAAP net income to EBITDA.

ATS Corporation
Consolidated Statements of Operations (audited)

	Three Months Ended March 31,
	2010 (unaudited)	2009 (unaudited)

Revenue	$30,511,983	$27,156,514

Operating costs and expenses
Direct costs	21,415,612	18,195,737
Selling, general and administrative expenses	6,403,221	6,492,515
Depreciation and amortization	640,837	784,127
Total operating costs and expenses	28,459,670	25,472,379

Operating income	2,052,313	1,684,135

Other (expense) income
Interest, net	(821,155)	(774,080)
Other income	500,000	—

Income before income taxes	1,731,158	910,055

Income tax expense	624,590	484,466

Net income	$1,106,568	$425,589

Weighted average number of shares outstanding
—basic	22,536,486	22,542,200
—diluted	22,742,880	22,542,200

Net income per share
—basic	$0.05	$0.02
—diluted	$0.05	$0.02

Reconciliation of GAAP Net Income to EBITDA (1)

	Three Months Ended March 31,
	2010 (unaudited)	2009 (unaudited)

Net Income	$1,106,568	$425,589

Adjustments
Depreciation and amortization	640,837	784,127
Interest	821,155	774,080
Taxes	624,590	484,466
EBITDA (1)	3,193,150	2,468,262

ATS Corporation
Consolidated Balance Sheets (unaudited and audited)

	March 31,	December 31,
	2010	2009
	(unaudited)	(audited)

ASSETS
Current assets
Cash	$134,913	$178,225
Restricted cash	1,324,648	1,324,510
Accounts receivable, net	20,447,469	22,497,444
Prepaid expenses and other current assets	448,674	625,231
Income taxes receivable	120,739	205,339
Other current assets	51,171	46,057
Deferred income taxes, current	2,430,547	2,361,611

Total current assets	24,958,161	27,238,417

Property and equipment, net	2,877,940	3,011,621
Goodwill	55,370,011	55,370,011
Intangible assets, net	5,604,716	6,102,798
Other assets	146,567	146,567
Deferred income taxes	1,495,795	1,400,260

Total assets	$90,453,190	$93,269,674

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$18,995,387	$21,191,135
Accounts payable	5,102,145	4,753,800
Other accrued expenses and current liabilities	4,596,635	6,356,896
Accrued salaries and related taxes	3,495,647	4,541,509
Accrued vacation	2,499,145	2,259,538
Income taxes payable	946,901	—
Deferred revenue	813,456	1,392,457
Deferred rent – current portion	320,498	320,498

Total current liabilities	36,769,814	40,815,833

Deferred rent – net of current portion	2,616,000	2,658,055
Other long-term liabilities	5,794	5,795

Total liabilities	39,391,608	43,479,683

Shareholders’ equity:
Preferred stock $.001 par value, 1,000,000 shares authorized, and no shares issued and outstanding	—	—
Common stock $.001 par value, 100,000,000 shares authorized, 31,314,745 and 30,867,304 shares issued, respectively, and 22,416,852 and 22,524,549 shares outstanding, respectively	3,162	3,124
Additional paid-in capital	131,936,469	131,702,488
Treasury stock, at cost, 8,897,893 and 8,342,755 shares held, respectively	(31,663,758)	(31,209,118)
Accumulated deficit	(48,956,411)	(50,062,979)
Accumulated other comprehensive loss (net of tax benefit of $160,386 and $338,606, respectively)	(257,880)	(643,524)

Total shareholders’ equity	51,061,582	49,789,991

Total liabilities and shareholders’ equity	$90,453,190	$93,269,674

ATS Corporation
Consolidated Statement of Cash Flows (unaudited)

	Three Months Ended March 31,
	2010	2009
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$1,106,568	$425,589
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	640,837	781,688
Non-cash other income from claim settlement	(495,000)	—
Non-cash interest expense SWAP agreement	328,766
Stock-based compensation	162,492	105,219
Deferred income taxes	(405,254)	274,106
Deferred rent	(42,055)	(45,334)
Gain on disposal of equipment	(5,000)	—
Provision for bad debt	495,422	123,871

Changes in assets and liabilities, net of adjustments related to other comprehensive loss:
Accounts receivable	1,554,554	5,641,195
Prepaid expenses and other current assets	176,557	(94,646)
Restricted cash	(138)	(3,831)
Other assets	(5,114)	48,340
Accounts payable	365,864	66,803
Other accrued expenses and accrued liabilities	(1,462,500)	(2,086,536)
Accrued salaries and related taxes	(1,045,862)	(89,936)
Accrued vacation	239,608	231,248
Accrued interest	(17,520)	13,616
Income taxes payable and receivable	1,031,400	(749,051)
Other current liabilities	(579,001)	573,737

Net cash provided by operating activities	2,044,624	5,216,078

Cash flows from investing activities
Purchase of property and equipment	(9,074)	(80,400)
Proceeds from disposals of equipment	5,000	—

Net cash used in investing activities	(4,074)	(80,400)

Cash flows from financing activities
Borrowings on line of credit	18,916,849	14,027,500
Payments on line of credit	(19,539,208)	(18,877,448)
Payments on notes payable	(1,078,390)	(645,813)
Payments on capital leases	—	(20,992)
Proceeds from stock issued pursuant to Employee Stock Purchase Plan	71,527	59,966
Payments to repurchase treasury stock	(454,640)	—

Net cash used in financing activities	(2,083,862)	(5,456,787)

Net decrease in cash	(43,312)	(321,109)

Cash, beginning of period	178,225	364,822

Cash, end of period	$134,913	$43,713

ATS Corporation
Consolidated Statement of Cash Flows (unaudited) (continued)

	Three Months Ended March 31,
	2010	2009
	(unaudited)	(unaudited)
Supplemental disclosures:
Cash paid or received during the period for:
Income taxes paid	$—	$962,600
Income tax refunds	1,128	3,189
Interest paid	518,127	823,657
Interest received	8,080	7,980
Non-cash investing and financing activities and adjustment to other comprehensive loss:
Unrealized other comprehensive income (loss) on interest rate swap, net of tax	(183,302)	(71,578)